Exhibit 10.01

MUELLER WATER PRODUCTS, INC.
SUPPLEMENTAL DEFINED CONTRIBUTION PLAN
Effective April 1, 2007

Mueller Water Products, Inc.
Supplemental Defined Contribution Plan
Effective April 1, 2007

Purpose

The purpose of this Plan is to provide specified benefits referred to in the Employment Agreement between Walter Industries, Inc. and Gregory E. Hyland dated as of September 9, 2005, as amended, as assumed by Mueller Water Products, Inc. as of December 14, 2006.  Mr. Hyland is considered part of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of Mueller Water Products, Inc. and its subsidiaries and affiliates.  The Plan is intended to constitute an unfunded plan of deferred compensation for a select group of management or highly compensated employees.  As such, the Plan is exempt from the application of Parts 2, 3 and 4 of Title I, and from Title IV, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is further exempt from certain ERISA reporting requirements in accordance with Department of Labor Regulation § 2520.104-23.  The Plan is not intended to be qualified under Section 401(a) of the Internal Revenue Code.

This Plan is intended to comply with the American Jobs Creation Act of 2004 and Internal Revenue Code Section 409A and the rules and regulations thereunder.  This Plan, and any payment thereunder may be amended unilaterally by the Company at any time through the period permitted for compliance by the Internal Revenue Service to make changes in compliance with such laws and the guidance issued thereunder.

This Plan supersedes any prior agreement, arrangement or understanding with respect to the benefits provided under this Plan.

ARTICLE 1
Definitions

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1                               “Account Balance” shall mean, with respect to a Participant, the Company Contribution Account.

1.2                               “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under the Plan upon the death of a Participant.

1.3                               “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.4                               “Board” shall mean the board of directors of the Company.

1.5                               “Cause” shall mean Termination of Employment, whether by or at the request of the Company, in connection with the Participant’s (i) willful failure to perform his assigned duties, and his failure to cure such failure within thirty days following written notice thereof from the Company, or (ii) intentional engagement in dishonest or illegal conduct in connection with his performance of his duties, or  conviction of a felony, or (iii) material breach of the terms of his employment agreement, and failure to cure such breach within thirty days following written notice thereof from the Company.

1.6                               “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

1.7                               “Committee” shall mean the Compensation and Human Resources Committee of the Board.

1.8                               “Company” shall mean Mueller Water Products, Inc. and any successor thereto.

1.9                               “Company Contribution Account” shall mean a Participant’s Company Contribution Amount adjusted in accordance with Sections 3.1 and 3.4 of the Plan, net of all distributions from such account.  This account shall be a bookkeeping entry only, maintained by the Company, and shall be utilized solely as a device for the measurement and determination of the amount to be paid to the Participant pursuant to the Plan.

1.10                        “Company Contribution Amount” shall mean the initial amount allocated to the Company Contribution Account in accordance with Section 3.1(a) of the Plan and thereafter the monthly amount allocated to the Company Contribution Account in accordance with Section 3.1(b) of the Plan.

1.11                        “Disability” shall mean either that the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last of a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation or its affiliates, or (c) determined to be totally disabled by the United States Social Security Administration.

1.12                        “Disability Benefit” shall mean a benefit set forth in Section 5.2.

1.13                        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

1.14                        “Hardship” shall mean an  unforeseeable emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (a) a sudden and unexpected illness or accident of the Participant or the spouse or a dependent of the Participant (as defined in Code Section 152(a)), (b) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Plan Administrator.  In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, or the need to pay for the funeral expenses of a spouse or a dependent may also constitute a Hardship event.  The Plan Administrator shall determine whether the circumstances presented by the Participant constitute an unanticipated emergency.  Such circumstances and the Plan Administrator’s determination will depend on the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved as described in Section 4.1(a) or 4.1(b).

1.15                        “Participant” shall mean Gregory E. Hyland.

1.16                        “Plan” shall mean the “Mueller Water Products, Inc. Supplemental Defined Contribution Plan”, which shall be evidenced by this instrument, as amended from time to time.

1.17                        “Plan Administrator” shall mean the Committee.

1.18                        “Plan Year” shall mean the calendar year commencing each January 1 and ending on the next following December 31; provided that the first Plan Year shall be from the effective date, April 1, 2007, through December 31, 2007.

1.19                        “Specified Employee” shall mean a “key employee” as defined for purposes of Code Section 416(i), without regard to paragraph (5) thereof, of a service recipient any stock of which is publicly traded on an established securities market or otherwise.  An employee is a Specified Employee if, at any time during the preceding Plan Year, he or she is (a) one of the 50 (or, if less, the greater of three or 10% of all employees) highest-paid officers of the Company or any Affiliate having annual compensation greater than $135,000 (as adjusted under Code Section 415(d)); (b) a 5% owner of the Company or any Affiliate; or (c) a 1% owner of the Company or any Affiliate having annual compensation of more than $150,000.  If a person is a Specified Employee as of December 31 of the preceding calendar year, he or she is treated as a Specified Employee for the 12-month period beginning on April 1 of the following calendar year.  For purposes of this Section 1.21, the term “compensation” will be defined in accordance with Code Section 415(c)(3).  Whether an individual is a Specified Employee will be determined in accordance with the requirements of Code Section 409A.

1.20                        “Termination Benefit” shall mean the benefit set forth in Section 5.3.

1.21                        “Termination of Employment” shall mean the severing of employment with the Company and any Affiliate (determined without regard to Code Sections 414(m) and 414(o)), voluntarily or involuntarily, for any reason.  A Participant will not be deemed to have incurred a Termination of Employment while he or she is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months or such longer period as the Participant’s right to reemployment with the Company is provided either by statute or by contract.  If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the Termination of Employment will be deemed to occur on the first date immediately following such six-month period.  Whether a Participant incurs a Termination of Employment with the Company will be determined in accordance with the requirements of Code Section 409A.

ARTICLE 2
Eligibility/Participation

2.1                               Eligibility; Commencement of Participation.  In carrying out the intent of the   Employment Agreement between the Company and the Participant, and superseding all prior understandings and agreements with respect to a supplemental defined contribution benefit, the Participant shall commence participation in the Plan upon the effective date of the Plan which is April 1, 2007.

2.2                               Change of Employer.  If the Participant is employed by any subsidiary or affiliate of the Company, the Participant will be considered as employed by the Company for purposes of the Plan.

ARTICLE 3
Contributions/Vesting/Earnings Crediting

3.1                               Company Contributions.  Company Contribution Amounts will be credited to Participant’s Company Contribution Account as follows:

(a)                                  as of April 1, 2007, the amount of $193,652;

(b)                                 commencing April 16, 2007 and as of the 16th day of each calendar month thereafter through the earlier of (1) September 16, 2010 or (2) the Participant’s death, Disability or Termination of Employment for any reason other than Cause, an amount equal to 10% of the Participant’s then current base salary paid for the monthly period from the 16th day of the prior calendar month through the 15th day of the current calendar month.  In the event of death, Disability or Termination of Employment for any reason other than Cause, prior to September 16, 2010, a final credit for base salary through such event will be made as soon as practicable following such event.

3.2                               Leave of Absence.  If a Participant is authorized by the Company for any reason to take a leave of absence from employment on a paid or unpaid basis, the Participant shall continue to be considered actively employed by the Company but no Company Contribution Amount shall be made for any full month during which the Participant is on such authorized leave of absence.

3.3                               Vesting.  A Participant shall be one hundred percent (100%) vested in the amount credited to his Company Contribution Account at all times.  Notwithstanding the foregoing, if a Participant has a Termination of Employment for Cause, the Company Contribution Account shall be forfeited in full.

3.4                               Value of Account Balances.  In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, the value of a Participant’s Account Balance at any time and from time to time up to the date of payment shall be based upon the increase in the Account Balance determined as of the 15th day of each month at a rate that is, on an annualized basis, 120% of the applicable federal long-term rate, with compounding on a monthly basis (as prescribed under Code Section 1274(d)).

ARTICLE 4
Hardship Withdrawal Payouts

4.1                               Hardship Distributions.  A Participant may request that all or a portion of his vested Account Balance be distributed at any time by submitting a written request to the Plan Administrator, provided that the Participant has incurred a Hardship and the distribution is necessary to alleviate such Hardship.  The Plan Administrator shall deem a distribution to be necessary to alleviate a Hardship if the distribution is not in excess of the amount of the Participant’s Hardship, plus taxes reasonably anticipated as a result of the distribution.  In determining whether the Hardship distribution request should be approved, the Plan Administrator shall be entitled to rely on the Participant’s representation that the Hardship cannot be alleviated:

(a)                                  through reimbursement or compensation by insurance or otherwise; or

(b)                                 by reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause a severe financial hardship.

ARTICLE 5
Benefits

5.1                               Termination Benefit.  If a Participant experiences a Termination of Employment other than for Cause for any reason other than death or Disability, the Participant shall receive a Termination Benefit equal to his vested Account Balance paid in a lump sum cash amount, less applicable tax withholdings, as soon as practicable but not later than March 15 of the year following the year of the Termination of Employment.

5.2                               Disability Benefits.  If a Participant’s employment with the Company terminates by reason of Disability, then the Participant shall receive a Disability Benefit equal to his Account Balance paid in a lump sum cash amount, less applicable tax withholdings, as soon as practicable following his Disability but not later than March 15 of the year following the year of the Plan’s determination of Disability.

5.3                               Survivor Benefit.

(a)                                  If a Participant dies while employed by the Company but before he otherwise has a Termination of Employment, the Participant’s Beneficiary shall receive a Survivor Benefit equal to the Participant’s Account Balance paid as if the Company had terminated the employment of the Participant on the date of death  and the Participant’s Beneficiary will be paid in a lump sum cash amount as soon as practicable following the Participant’s death.

(b)                                 If a Participant dies after his Termination of Employment for any reason other than for Cause and after payment of a lump sum under this Plan, the benefit shall have been paid in full and the Participant’s Beneficiary shall not receive any benefit.

5.4                               Payment Subject to Compliance.  Payment of any benefit under Section 5.1 or 5.2 are subject to delay under Section 7.1, as applicable, and any other requirement for legal compliance.

ARTICLE 6
Beneficiary Designation

6.1                               Beneficiary.  The Participant shall have the right, at any time, to designate his Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant.  The Beneficiary designated under this Plan may be the same as or different from the beneficiary designation under any other plan of the Company in which the Participant participates.

6.2                               Beneficiary Designation; Change.  A Participant shall designate his Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Vice President — Compensation and Benefits or his or her designated agent.  A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the rules and procedures established by the Vice President — Compensation and Benefits, as in effect from time to time.  Upon the acceptance by the Vice President — Compensation and Benefits of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted prior to his death.

6.3                               Acceptance.  No designation or change in designation of a Beneficiary shall be effective until received, and accepted by the Vice President — Compensation and Benefits or his or her designated agent.

6.4                               No Beneficiary Designation.  If a Participant fails to designate a Beneficiary as provided in Sections 6.1, 6.2 and 6.3 above, or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be his beneficiary designated under the basic group life insurance plan of the Company or, in the absence of such beneficiary designation, his estate.

6.5                               Doubt as to Beneficiary.  If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its sole and absolute discretion, to cause the Company to withhold such payments until this matter is resolved to the Committee’s satisfaction.

6.6                               Discharge of Obligations.  The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and each of its subsidiaries and affiliates and the Committee from all further obligations under this Plan with respect to the Participant.

ARTICLE 7
Terms of All Payments

7.1                               Delay for Specified Employees.  Notwithstanding any provision of the Plan to the contrary, to the extent required by Code Section 409A, in the case of a Specified Employee who has a Termination of Employment other than for Cause or a Termination of Employment due to Disability, but not a Termination of Employment due to death, while any stock of the Company or any affiliate is publicly traded on an established securities market or otherwise, distribution of the Participant’s Account Balance may not be made earlier than six months after the date of such Termination of Employment (or if the Participant dies during such six month period, earlier than the date of the Participant’s death).  Any amounts otherwise payable during such six month period shall be retained in the Participant’s Account Balance in accordance with Section 3.4 and shall be paid in a lump sum cash amount as soon as practicable after the end of such period.

7.2                               Deferral of Payment.  The Committee may permit a Participant to defer the commencement of the Participant’s distribution following Termination of Employment other than for Cause to a later date by filing a written request with the Vice President-Compensation and Benefits of the Company.  Such an election shall not take effect until at least twelve months after the date on which it is made and shall be effective only if (a) the election is filed with the Vice President- Compensation and Benefits of the Company at least 12 months before the Participant’s Termination of Employment other than for Cause; (b) the election does not accelerate the timing or payment schedule of any distribution; (c) the payment commencement date in the change election is not less than five years after the date the distribution would otherwise have commenced with respect to the Termination of Employment for reasons other than for Cause, or Disability under Sections 5.1 or 5.2 without regard to such election; and (d) the Vice President- Compensation and Benefits of the Company approves such election.

7.3                               Permitted Acceleration of Payments. Notwithstanding the foregoing, the distribution of a Participant’s Account Balance may be accelerated, with the consent of the Plan Administrator, under the following circumstances:

(a)                                  To permit payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B)) in accordance with Section 11.4 of the Plan;

(b)                                 To permit payment as necessary to comply with the provisions of a certificate of divestiture (as defined in Code Section 1043(b)(2));

(c)                                  To permit payment of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; or

(d)                                 Upon a good faith, reasonable determination by the Plan Administrator, upon advice of counsel, that the Plan fails to meet the requirements of Code Section 409A and regulations thereunder.  Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

7.4                               Permitted Delay in Payments. Distribution of a Participant’s Account Balance may be delayed solely to the extent necessary under the following circumstances, provided that payment is made as soon as possible after the reason for delay no longer applies:

(a)                                  A payment otherwise required to be made under the terms of the Plan may be delayed upon the Plan Administrator’s determination that it is administratively impracticable to make payment by the time set forth above or that making such payment will jeopardize the solvency of the Company.

(b)                                 A payment otherwise required to be made under the terms of the Plan may be delayed upon the Plan Administrator’s determination that the calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Company.

(c)                                  If the Company reasonably anticipates that any payment otherwise required to be made under the terms of the Plan would otherwise not be compensation that is deductible by the Company solely by reason of the limitation under Code Section 162(m), then such payment shall be delayed; provided, however, that such payment shall be made at the earliest date at which the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m) or the calendar year in which the Participant terminates employment.

(d)                                 A payment otherwise required to be made under the terms of the Plan shall be delayed if the Company reasonably anticipates that the making of the payment will violate a term of a loan agreement to which the Company is a party, or other similar contract to which the Company is a party, and such violation will cause material harm to the Company; provided, however, that the payment shall be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation, or such violation will not cause material harm to the Company.

(e)                                  A payment otherwise required to be made under the terms of the Plan shall be delayed where the Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law; provided, however, that the payment shall be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.

(f)                                    A payment otherwise required to be made under the terms of the Plan may be delayed upon such other events and conditions as the Commissioner may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE 8
Termination, Amendment or Modification

8.1                               Termination.  The Board reserves the right to terminate the Plan at any time.  Upon the termination of the Plan, a Participant’s Account Balance shall be maintained and paid in accordance with the terms of the Plan but no new Company Contribution Amounts of any kind will be permitted. Notwithstanding the foregoing, earlier payment following termination of the Plan shall be permitted in accordance with Code Section 409A and the rules and regulations thereunder. Upon the payment of the last amount from any  Account Balance, the Plan will be closed.

8.2                               Amendment.  No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant or Beneficiary of all or any portion of any Account Balance accrued and vested prior to the effective date of such amendment or termination; provided, however, that the Company may elect to accelerate payment of Participant’s Account Balance, with the consent of the affected Participant, solely to the extent permitted under Code Section 409A.

8.3                               Effect of Payment.  The full payment of the applicable benefit under Articles 4 or 5 of the Plan shall completely discharge the Company, its subsidiaries and affiliates and the Committee for all obligations to a Participant under this Plan.

ARTICLE 9
Administration

9.1                               Committee Duties.  This Plan shall be administered by the Committee.  The Committee shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

9.2                               Agents.  In the administration of this Plan, the Committee may, from time to time, employ or designate agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel, actuaries, or accountants who may be counsel, actuaries or accountants to the Company.

9.3                               Binding Effect of Decisions.  The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.  Benefits under the Plan shall be payable only if the Committee determines in its sole discretion that a Participant is entitled to them.

9.4                               Indemnity of Committee.  The Company shall indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members.

ARTICLE 10
Claims Procedures

10..1                     Filing Of A Claim For Benefits. If a Participant or Beneficiary (the “claimant”) believes that he or she is entitled to benefits under the Plan which are not paid to him or which are not being accrued for his benefit, the claimant shall file a written claim therefore with the Committee.

10.2                        Notification To Claimant Of Decision.  Within 90 days after receipt of a claim by the Committee (or within 180 days if special circumstances require an extension of time), the Committee shall notify the claimant of its decision with regard to the claim.  In the event of such special circumstances requiring an extension of time, there shall be furnished to the claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished.  If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the claimant, and shall set forth.

(a)                                  the specific reason or reasons for the denial;

(b)                                 specific reference to pertinent provisions of the Plan on which the denial is based;

(c)                                  a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)                                 an explanation of the procedure for review of the denial and the time limits applicable thereto, including a statement regarding a claimant’s right to bring a civil action under ERISA section 502(a).

10.3                        Procedure For Review.  Within 60 days following receipt by the claimant of notice denying his or her claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the claimant shall appeal denial of the claim by filing a written application for review with the Committee.  Following such request for review, the Committee shall fully and fairly review the decision denying the claim.  Prior to the decision of the Committee, the claimant shall be provided, on request and free of charge, reasonable access to and copies of relevant documents and an opportunity to submit issues and comments in writing.

10.4                        Decision on Review.  The decision on review of a claim denied in whole or in part by the Plan Administrator shall be made in the following manner:

(a)                                  Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee shall notify the claimant in writing of its decision with regard to the claim.  In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension.

(b)                                 With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based and provide that the claimant is entitled, on request and free of charge, reasonable access to and copies of relevant documents.

The decision of the Committee shall be final and conclusive.

10.5                        Action By Authorized Representative Of Claimant.  All actions set forth in this Section 10 to be taken by the claimant may likewise be taken by a representative of the claimant duly authorized by the claimant to act in his or her behalf on such matters.  The Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

10.6                        Effect of Extensions.  In the event that the Committee requests additional information necessary to determine the claim or appeal from a claimant, the claimant shall have at least 45 days in which to respond.  The period for making a benefit determination or deciding an appeal, as the case may be, shall be tolled from the date of the notification to the claimant of the request for additional information until the date the claimant responds to such request or, if earlier, the expiration of the deadline provided by the Committee.

10.7                        Disability Claims.  If a claimant challenges the determination of Disability under this Plan, then Section 10.2 shall be read with “45” instead of “90” and “90” instead of “180” in the number of days in such section, and Section 10.4 shall be read with “45” instead of “60” and “90” instead of “120” days in such section.

ARTICLE 10
Miscellaneous

11.1                        Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable right, interest or claim in any property or assets of the Company, its subsidiaries and affiliates.  Any and all assets of the Company shall be, and remain, the general, unpledged and unrestricted assets of the Company.  The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future with respect to the Participant.

11.2                        Company’s Liability.  The Company’s liability for the payment of benefits shall be defined only by the Plan.  The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

11.3                        FICA and Other Taxes.  The Company shall withhold an amount equal to the federal, state and local income taxes and other amounts required by law to be withheld with respect to any amounts deferred or benefits received under this Plan.

11.4                        Nonassignability; Domestic Relations Orders.   No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, levy, anticipation, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.  Notwithstanding the foregoing, the Company shall comply with the terms of a domestic relations order applicable to a Plan Participant’s vested interest in the Plan, provided that such order does not require the payment of benefits in a manner or amount, or at a time, inconsistent with the terms of the Plan.  The Company shall have no liability to any Plan Participant or Beneficiary to the extent that an Account Balance is reduced in accordance with the terms of a domestic relations order that the Company applies in good faith.

11.5                        Coordination with Other Benefits.  The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company.

11.6                        Not a Contract of Employment.  No Plan Participant or Beneficiary shall have any right to a benefit under the Plan except in accordance with the terms of the Plan.  Nothing contained in the Plan shall be construed as a contract of employment between the Company and any Participant or to give any Participant the right to be retained in the service of the Company.

11.7                        Furnishing Information.  A Participant or his Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.

11.8                        Terms.  Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

11.9                        Captions.  The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.10                 Governing Law.  The provisions of this Plan shall be construed, governed  and interpreted according to the laws of the State of Georgia, to the extent not preempted by United States Federal law.

11.11                 Notice.  Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to:

Chair, Compensation and Human Resources Committee

Board of Directors
c/o Mueller Water Products, Inc.
1200 Abernathy Road.

Atlanta, GA 30328

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

11.12                 Successors.  The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant, the Participant’s Beneficiaries, and their permitted successors and assigns.

11.13                 Validity.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

11.14                 Incompetent.  If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

11.15                 Counterparts.  This instrument may be executed in one or more counterparts each of which shall be legally binding and enforceable.

IN WITNESS WHEREOF, the Company has executed this Plan document as of March 22, 2007.

MUELLER WATER PRODUCTS, INC.

By:	/s/ Donald N. Boyce
Donald N. Boyce
Its:	Chairman, Compensation and Human Resources Committee